Filed Pursuant to Rule 433

Registration Statement No. 333-225338

May 11, 2020

Final Term Sheet

Issuer:	Suncor Energy Inc.

Title of Securities:	2.800% Notes due 2023 (the “2023 Notes”) 3.100% Notes due 2025 (the “2025 Notes”)

Size:	U.S.$450,000,000 for the 2023 Notes U.S.$550,000,000 for the 2025 Notes

Maturity Date:	May 15, 2023 for the 2023 Notes
May 15, 2025 for the 2025 Notes

Coupon:	2.800% for the 2023 Notes
3.100% for the 2025 Notes

Price:	99.903% of face amount for the 2023 Notes 99.949% of face amount for the 2025 Notes

Yield to Maturity:	2.834% for the 2023 Notes 3.111% for the 2025 Notes

Spread to Benchmark Treasury:	+ 260 basis points for the 2023 Notes + 275 basis points for the 2025 Notes

Benchmark Treasury:	0.250% due April 15, 2023 for the 2023 Notes 0.375% due April 30, 2025 for the 2025 Notes

Benchmark Treasury Price / Yield:	100-01+ / 0.234% for the 2023 Notes 100-02 1/4 / 0.361% for the 2025 Notes

Interest Payment Dates:	May 15 and November 15, commencing November 15, 2020 for the 2023 Notes May 15 and November 15, commencing November 15, 2020 for the 2025 Notes

Optional Redemption:

2023 Notes:

The Issuer may redeem the 2023 Notes at its option, in whole or in part, at any time, at a redemption price equal to the greater of: (a) 100% of the principal amount of the 2023 Notes to be redeemed; and (b) a “make-whole” amount, in each case, plus accrued and unpaid interest thereon to the date of redemption.

2025 Notes:

At any time prior to April 15, 2025 (1 month before the maturity date of the 2025 Notes), the Issuer may redeem the 2025 Notes at its option, in whole or in part, at a redemption price equal to the greater of: (a) 100% of the principal amount of the 2025 Notes to be redeemed; and (b) a “make-whole” amount, in each case, plus accrued and unpaid interest thereon to the date of redemption.

On or after April 15, 2025 (1 month before the maturity date of the 2025 Notes), the Issuer may redeem the 2025 Notes at its option, in whole or in part, at a redemption price equal to 100% of the principal amount of the 2025 Notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption.

Make-Whole Call:	+40 basis points for the 2023 Notes +45 basis points for the 2025 Notes

CUSIP / ISIN:	867224 AC1 / US867224AC16 for the 2023 Notes 867224 AD9 / US867224AD98 for the 2025 Notes

Expected Ratings*:	Moody’s: Baa1 (Stable)
S&P: BBB+ (Stable)
DBRS: A (low), under review with negative implications

Settlement:	T+2; May 13, 2020

Joint Book-Running Managers:	J.P. Morgan Securities LLC
RBC Capital Markets, LLC
Morgan Stanley & Co. LLC

Co-Managers:	CIBC World Markets Corp. Citigroup Global Markets Inc. Scotia Capital (USA) Inc. TD Securities (USA) LLC BofA Securities, Inc. Mizuho Securities USA LLC MUFG Securities Americas Inc.
SMBC Nikko Securities America, Inc.

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533 and RBC Capital Markets, LLC at +1-866-375-6829.

This pricing term sheet supplements the preliminary form of prospectus supplement filed by the Company on May 11, 2020 (the “Preliminary Prospectus Supplement”) relating to its Prospectus dated June 8, 2018. Terms used and not defined herein have the meanings given to them in the Preliminary Prospectus Supplement.

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